UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2012 (April 10, 2012)

SOLERA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33461	26-1103816
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Village Circle, Suite 100

Westlake, TX 76262

(Address of principal executive offices, including Zip Code)

(817) 961-2100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Amended and Restated First Lien Credit and Guaranty Agreement

On April 13, 2012, Audatex North America, Inc. (“Audatex”), an indirect wholly-owned subsidiary of Solera Holdings, Inc. (the “Company”), the other borrowers and the guarantors party thereto, Goldman Sachs Credit Partners L.P., as administrative agent and collateral agent, and JPMorgan Securities, LLC, as lead arranger, syndication agent and documentation agent, entered into an Amended and Restated First Lien Credit and Guaranty Agreement (the “Amended Credit Facility”), which agreement amended and restated the Amended and Restated First Lien Credit and Guaranty Agreement, dated as of May 16, 2007.

The Amended Credit Facility consists of a U.S. term loan facility in an aggregate principal amount of approximately $106.5 million and European term loans in an aggregate principal amount of approximately €142.8 million. The U.S. term loan bears interest at LIBOR plus 3.00% and the European term loans bear interest at EUROLIBOR plus 3.00%. The maturity date for all of the extended term loans is May 16, 2017.

The Amended Credit Facility includes customary restrictions that are usual for facilities and transactions of this type. The events of default under the Amended Credit Facility include, among others, payment defaults, cross defaults with certain other indebtedness, breaches of covenants, judgments, change of control and bankruptcy events. In the event of an event of default, the Agreement requires the borrowers to pay incremental interest at the rate of 2.0% and, depending on the nature of the default, the commitments will either automatically terminate and all unpaid amounts immediately become due and payable, or the lenders may in their discretion terminate their commitments and declare due all unpaid amounts outstanding.

A copy of the Amended Credit Facility is attached as Exhibit 10.1 to this Current Report on Form 8-K. The description of the material terms of the Amended Credit Facility does not purport to be complete and is qualified in its entirety by reference to Exhibit 10.1.

The representations, warranties and covenants of each party as set forth in the Amended Credit Facility were made only for purposes of that agreement and as of specific dates set forth therein, are solely for the benefit of the parties to the Amended Credit Facility, and are subject to limitations, qualifications and exceptions agreed upon by the parties thereto, and were made for the purposes of allocating contractual risk between the parties to the Amended Credit Facility, and not for establishing these matters as facts. Any applicable materiality standards in the Amended Credit Facility may differ from what investors may deem material. Investors should not rely on the representations, warranties, or covenants or any description thereof as characterizations of the actual state of facts or condition of the parties or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties, and covenants may change after the date of the Amended Credit Facility, which subsequent information may or may not be fully reflected in public disclosures by the Company.

6.75% Senior Notes due 2018

On April 13, 2012, Audatex completed the private sale of $400.0 million aggregate principal amount of Audatex’s 6.75% Senior Notes due 2018 (the “Notes”). Audatex used the proceeds from the offering to repay those lenders under its existing senior credit facility that did not elect to extend their loans under the terms of the Amended Credit Facility, and intends to use the remainder of any such net proceeds for working capital and other general corporate purposes, including strategic initiatives such as future acquisitions, joint ventures, investments or other business development opportunities. The Notes were issued as additional notes pursuant to an indenture, dated June 14, 2011 (as supplemented or amended, the “Indenture”), among Audatex, the guarantors party thereto (the “guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”), under which Audatex previously issued $450.0 million of its 6.75% Senior Notes due 2018 (the “Existing Notes”). The Notes were offered at an original issue price of 102.72% plus accrued interest from December 15, 2011.

Supplemental Indenture

The Notes were issued pursuant to a supplemental indenture to the Indenture, dated as of April 13, 2012 (the “Supplemental Indenture”), among Audatex, the guarantors named therein and the Trustee. The Notes are expected to be treated as a single class with the Existing Notes for all purposes and will have the same terms as those of the Existing Notes. Once the Notes and the Existing Notes are freely tradable, they are expected to trade fungibly with one another. Prior to that, the Notes will trade separately from the Existing Notes. The Supplemental Indenture also amended the Indenture to require Audatex to make notes issued under the Indenture freely tradable within 380 days of their issuance.

The Notes bear interest at a rate of 6.75% and mature on June 15, 2018. Interest is payable on the Notes on June 15 and December 15 of each year, commencing June 15, 2012.

Audatex’s obligations under the Notes are guaranteed by the Company and all of the Company’s wholly-owned domestic subsidiaries (other than Audatex and two immaterial domestic subsidiaries). The Notes and the guarantees are unsecured senior obligations of Audatex and the guarantors.

The Indenture contains restrictive covenants that limit the ability of the Company and the Company’s restricted subsidiaries to, among other things: incur additional debt or issue preferred stock; create liens; create restrictions on the Company’s subsidiaries’ ability to make payments to the Company; pay dividends and make other distributions in respect of the Company’s and its restricted subsidiaries’ capital stock; redeem or repurchase the Company’s capital stock or prepay subordinated indebtedness; make certain investments or certain other restricted payments; guarantee indebtedness; designate unrestricted subsidiaries; sell certain kinds of assets; enter into certain types of transactions with affiliates; and effect mergers or consolidations. These covenants are subject to important exceptions and qualifications set forth in the Indenture, including an exception that allows the Company to: (i) pay dividends and make other distributions in respect of the Company’s common stock of up to $30 million in any calendar year; (ii) make other distributions (including dividends) of up to $150 million during the term of the Indenture; and (iii) make other distributions (including dividends) up to an amount determined by reference to, among other things, 50% of the Company’s consolidated net income during the term of the Indenture provided that the Company has a fixed charge coverage ratio at the time of such distribution equal to or greater than 2 to 1.

Certain of these covenants will be terminated if the Notes are assigned an investment grade rating by Standard & Poor’s Rating Services and Moody’s Investors Service, Inc. and no default has occurred and is continuing.

The Indenture provides for events of default (subject in certain cases to customary grace and cure periods) which include, among others, nonpayment of principal or interest when due, breach of covenants or other agreements in the Indenture, defaults in payment of certain other indebtedness, certain events of bankruptcy or insolvency and when the guarantees of significant subsidiaries cease to be in full force and effect. Generally, if an event of default occurs, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare the principal of and accrued but unpaid interest on all of the Notes to be due and payable immediately. All provisions regarding remedies in an event of default are subject to the Indenture.

Audatex may redeem the Notes, in whole or in part, at any time prior to June 15, 2014 at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, plus the “make-whole” premium set forth in the Indenture. Audatex may redeem the Notes, in whole or in part, at any time on or after June 15, 2015 at the redemption prices set forth in the Indenture, plus accrued and unpaid interest, if any, to the redemption date. In addition, at any time on or prior to June 15, 2015, on one or more occasions, Audatex may redeem up to 35% of the aggregate principal amount of the Notes with the net proceeds of certain equity offerings, as described in the Indenture, at a redemption price equal to 106.750% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date. If Audatex experiences certain change of control events, holders of the Notes may require it to repurchase all or part of their Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date.

The Notes are not registered under the Securities Act of 1933, as amended, and, unless so registered, may not be offered or sold in the United States absent an applicable exemption from registration requirements.

A copy of the Supplemental Indenture is attached as Exhibit 4.2 to this Current Report on Form 8-K and is incorporated by reference herein. The description of the material terms of the Supplemental Indenture is qualified in its entirety by reference to such exhibit.

Purchase Agreement

On April 10, 2012, Audatex entered into a purchase agreement (the “Purchase Agreement”) among Audatex, the guarantors and J.P. Morgan Securities LLC, as initial purchaser (the “Initial Purchaser”). Pursuant to the Purchase Agreement, Audatex agreed to sell to the Initial Purchaser, and the Initial Purchaser agreed to purchase from Audatex, $400.0 million in aggregate principal amount of the Notes. The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions whereby Audatex and the guarantors, on the one hand, and the Initial Purchaser, on the other hand, have agreed to indemnify each other against certain liabilities. The sale of the Notes closed on April 13, 2012.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant.

The information set forth under the captions “Amended and Restated First Lien Credit and Guaranty Agreement” and “Supplemental Indenture” in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

4.1	Supplemental Indenture, dated as of April 13, 2012, among Audatex North America, Inc., Solera Holdings, Inc., the other guarantors named therein and U.S. Bank National Association, as trustee.

10.1	Amended and Restated First Lien Credit and Guaranty Agreement, dated as of April 13, 2012, among Audatex North America, Inc., the other borrowers and guarantors party thereto, Goldman Sachs Credit Partners L.P., as administrative agent and collateral agent, and JPMorgan Securities, LLC, as lead arranger, syndication agent and documentation agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLERA HOLDINGS, INC.

/s/ Jason M. Brady
Date: April 16, 2012	Name:	Jason M. Brady
	Title:	Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

4.1	Supplemental Indenture, dated as of April 13, 2012, among Audatex North America, Inc., Solera Holdings, Inc., the other guarantors named therein and U.S. Bank National Association, as trustee.

10.1

Amended and Restated First Lien Credit and Guaranty Agreement, dated as of April 13, 2012, among Audatex North America, Inc., the other borrowers and guarantors party thereto, Goldman Sachs Credit Partners L.P., as administrative agent and collateral agent, and JPMorgan Securities, LLC, as lead arranger, syndication agent and documentation agent.